Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2011 EARNINGS

Robbinsville, New Jersey, October 31, 2011 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three and nine months ended September 30, 2011.  Net income attributable to Roma Financial Corporation for the three and nine months ended June 30, 2011 was $2.1 million and $5.4 million, respectively, or $.07 and $.18 per common and diluted share, compared to $.8 million and $3.9 million, or $.03 and $.13 per common and diluted share, for the same period of the prior year.

At September 30, 2011, the Company’s consolidated assets increased 5.9% to $1.93 billion compared to $1.82 billion at December 31, 2010, and $1.82 billion at September 30, 2010.  Deposits increased 6.4% to $1.60 billion from December 31, 2010, and $115.0 million over those at September 30, 2010.  Stockholders’ equity ended the quarter at $218.5 million, compared to $212.5 million at December 31, 2010.

Peter A. Inverso, President and CEO stated, “We are very pleased with our financial results for the periods being reported.  Earnings in the three and nine months ended September 30, 2011,  reflect substantial increases of 160.0% and 38.4%, respectively,  compared to the same periods in the prior year, while our third quarter net income was 53.9% better than the second quarter of this year.”

“Low interest rates continue to exert formidable pressure on our net interest margin and our net interest income was virtually unchanged from that reported for the second quarter of this year, but up $613 thousand or 5.0% over the same quarter in 2010.

Earnings in this quarter and in the nine months greatly benefitted from a degree of stabilization in the level of non-performing loans, which helped lower loan loss provisions, and a sizable reduction in our deposit insurance assessment based on the Federal Deposit Insurance Corporation’s change from a deposit to an asset based premium calculation,” he added.  “Like the banking industry in general, we continue to be challenged by a lessening of loan demand and heightened competition for quality new loans, the carrying costs of impaired loans, low interest rates and shrinking margins.  However, our Company’s core strength and capital fortify it with the capability and capacity to confront these forces and the regulatory and economic uncertainties that the banking sector faces today,” concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com.  RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.